EXHIBIT 10 (m)

                                    AGREEMENT


         This agreement is made the 1st day of January, 2001 between North Valley Bancorp and J. M. Wells, Jr., Attorney at Law, upon the following terms and conditions:

         1. J. M. Wells, Jr. shall serve as General Counsel and Corporate Secretary for North Valley Bancorp and its Subsidiaries.

         2. J. M. Wells, Jr. shall provide to North Valley Bancorp and its subsidiaries, North Valley Bank and Six Rivers National Bank the following services :

                  A. Prepare and maintain Minutes of the Meetings of the Board of Directors of North Valley Bancorp, North Valley Bank and Six Rivers National Bank, Minutes of Annual Meeting of Shareholders of North Valley Bancorp and other appropriate corporate records.

                  B. Assist in the preparation of the Annual 10k, proxy materials for Annual Meeting, and other necessary filings with the Securities Exchange Commission in conjunction with Special Counsel for Securities Law matters. Primary responsibility for Securities Law compliance will remain with Coudert Brothers.

                  C. Primary responsibility for all internal corporate legal documents for North Valley Bancorp and subsidiaries, such as employment agreements, option agreements, indemnity agreements.

                  D. Review of all Bancorp and subsidiary policies to be approved by the Board of Directors.

                  E. Review and assistance in negotiating contracts with third party providers of services and goods to North Valley Bancorp and subsidiaries.

                  F. Assistance in connection with merger and acquisition activities, including negotiations and review of initial documents in connection with a proposed merger and preparation of letter of intent. It is contemplated that, if a letter of intent is executed by North Valley Bancorp with respect to a future acquisition, that additional fees will be paid for the services to be performed specifically in connection with that acquisition. Those fees will be negotiated at that time.

                  G. Provide General Legal advice to appropriate designated officers of North Valley Bancorp and its subsidiaries with respect to various banking law or operational issues which may arise in the normal course of business.

                  H. Manage and coordinate the use of all outside legal services. All legal issues would be processed through General Counsel, who would either handle the issue, or when it required special expertise, such as litigation, Employee Benefit Plan issues, special employment law issues, and Securities Law issues, refer the matter to outside counsel and act as the direct contact with outside counsel, unless it was appropriate to have direct contact between a Bank officer or employee deal directly with outside counsel.


         3. The term of the agreement would be from January 1, 2001 to December 31, 2003.

         4. The Company shall pay the sum of Ten Thousand Dollars per month, which monthly retainer amount will be reviewed annually, provided that in no event shall the monthly retainer be less than Ten Thousand Dollars per month. Fees for services are not set by law and are negotiable between the parties.

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         5.       The Company shall provide office space, necessary secretarial and other support services, and reimbursement for out of pocket expenses reasonably incurred in performance of these services.

         6. Any controversy or claim arising out of or relating to this Agreement or breach of this Agreement shall be submitted to binding arbitration by an arbitrator selected by the parties. If the parties are unable to select an arbitrator, then such arbitrator shall be appointed by the Shasta County Superior Court, after petition to said court by any party pursuant to California Code of Civil Procedure section 1281.6. The court shall select and make available to the parties the names of proposed arbitrators from its civil litigation arbitration panel (the Nominees). Each party to the arbitration shall have the right to reject one of the Nominees proposed by the court within the time limits imposed by the court. The court shall then select the arbitrator from the remaining Nominees.

                  (a) FEES AND COSTS. The parties shall each pay one half of all fees and costs for the arbitration, provided that the arbitrator may, in his discretion, determine that one of the parties should bear more than one half of the fees and costs of arbitration.

                  (b) CONDUCT OF ARBITRATION. The parties agree that the arbitration shall be conducted according to the provisions of Title 9, Chapter 3, of California Code of Civil Procedure, commencing with section 1282, et. seq.

                  (c) DISCOVERY. The parties may obtain discovery in aid of the arbitration to the fullest extent permitted in arbitration under law, including California Code of Civil Procedure section 1283.05. All discovery shall be resolved by the arbitrator

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                  (d)      ENFORCEMENT OF JUDGMENT. The arbitration award shall
                           be final and binding upon the parties and may be enforced by judgment upon application to a court of competent jurisdiction.

                  (e) ATTORNEYS FEES. Attorneys fees may be awarded to the prevailing party in the discretion of the arbitrator.

         7. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses listed as follows:

                  Client:           North Valley Bancorp
                                    880 East Cypress Avenue
                                    Redding, California 96002

                  Attorney:         J. M. Wells, Jr., Attorney at Law
                                    P.O. Box 992006
                                    Redding, California 96099-2006

                  Each party may change the address for receipt of notices by written notice in accordance with this Paragraph 7. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

         8. Any modification of this Agreement will be effective only if it is in writing and signed by the parties or their authorized representatives.

         9. The laws of the United States of America and the State of California shall govern the validity, construction and effect of this Agreement.


NORTH VALLEY BANCORP                        ATTORNEY

By: /s/                                     /s/ J.M. WELLS, JR.
    -----------------------------           ----------------------------
                                            J. M. Wells, Jr.
Title:
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